Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Washington Prime Group, L.P. 2014 Stock Incentive Plan of Washington Prime Group Inc., of our reports dated April 21, 2014, with respect to the balance sheet of Washington Prime Group Inc. as of December 31, 2013, and the combined financial statements and schedule of SPG Businesses for the three years in the period ended December 31, 2013, included in Washington Prime Group Inc.’s registration statement on Form 10 (No. 001-36252), initially filed with the Securities and Exchange Commission on December 24, 2013, as amended by Amendment No. 1 on February 12, 2014, Amendment No. 2 on March 24, 2014, and Amendment No. 3 on April 21, 2014.

/s/ Ernst & Young LLP

Indianapolis, Indiana

June 23, 2014